Exhibit 4.27

AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE
AISSUED ON OR AROUND APRIL 21, 2017

THIS AMENDMENT #1 to the Note (as defined below) (the “Amendment”) is entered into on November 10, 2017 (the “Effective Date”), by and between Arkados Group, Inc., a Delaware corporation (the “Company”), and L2 Capital, LLC (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company issued that certain convertible promissory note in the original principal amount of $581,818.00 (the “Note”) to the Holder on or around April 21, 2017 (the “Issue Date”).

B. The Company and Holder desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.        The Holder shall forbear from enforcing its rights under Section 3.1 of the Note, for any events that may have occurred prior to the date of this Amendment, so long as the Company fully complies with this Amendment.

2.        The Maturity Date of the Note shall be extended to November 21, 2017, if the Company issues 100,000 shares of its common stock to the Holder on or before November 13, 2017.

3.        So long as the Company timely fulfilled its obligations under Section 1 of this Amendment, the Maturity Date of the Note shall be extended to December 21, 2017, if the Company issues 100,000 shares of its common stock to the Holder on or before November 22, 2017.

4.        So long as the Company timely fulfilled its obligations under Section 1 and 2 of this Amendment, the Maturity Date of the Note shall be extended to January 21, 2017, if the Company issues 100,000 shares of its common stock to the Holder on or before December 22, 2017.

5.        So long as the Company timely fulfilled its obligations under Section 1, 2, and 3 of this Amendment, the Maturity Date of the Note shall be extended to February 21, 2018, if the Company issues 100,000 shares of its common stock to the Holder on or before January 22, 2018.

6.        All issuances of the Company’s common stock hereunder shall be in accordance with the beneficial ownership limitations contained in the Note. In the event that any issuance hereunder would exceed the beneficial ownership limitations provided in the Note, the Holder shall request such issuances in tranches such that the beneficial ownership limitations in the Note are complied with.

7.       This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Arkados Group, Inc.		L2 Capital, LLC

By:	/s/ Terrence DeFranco	By:
Name: Terrence DeFranco		Name: Adam Long
Title: Chief Executive Officer		Title: Managing Partner

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